INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 33-39020 of The 59 Wall Street Trust on Form N-1A of our reports dated August 23, 2001, appearing in the annual report to shareholders of The 59 Wall Street U.S. Treasury Money Fund and The 59 Wall Street Tax-Exempt Money Fund for the year ended June 30, 2001 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.



/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 26, 2001